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                                                                    Exhibit 10.7
                               MARKEL CORPORATION

                             Interoffice Memorandum

To:      Jeremy Cooke

From:    Pam Perrott

Date:    August 16, 2000

Re:      Discussion of August 9, 2000

Pursuant to our conversation of August 9, 2000, I have documented the items you and Tony discussed. As I understand, these are terms as offered and accepted by you on August 9th. I have included everything to which Tony agreed in that meeting. If there are any points which I have missed (or misunderstood), please let me know so that I can clarify. Should needs or circumstances change, please advise and we can discuss modifications.

Salary : $32916.67 gross pay per month (annualized $395,000) effective August 1, 2000. This must, of course, be converted to Sterling and subject to applicable taxes.

Bonus : 50% of salary guaranteed for 2000 and 2001

Health Benefits: Retained through Cigna in US for balance of 2000. I need to investigate the possibility of continuing this for 2001. It will be dependent on the carrier's ability to accommodate.

Schooling: These costs will be your responsibility.

Commitment: 3 years from August 9, 2000; 9 months notice of intention to leave required, if not staying beyond August 9, 2003.

Notice: Twelve months notice required by Markel, except in the case of termination for cause.

Vacation: As given to Executives of similar level

Travel: $40,000 maximum paid by the company to be spent on trips to US per year, (not a cash equivalent). Trips should be booked and billed through the corporate accounts except in the cases of promotional offers.

Housing: Housing costs for host country to be paid by Markel; sums not to exceed current amounts except as approved by Tony Markel. Expenses for housing in home country paid for by J. Cooke.

Jeremy, I believe this is everything discussed with Tony. If you have any questions, please do not hesitate to call.